Exhibit 99.1

TIB Financial Corp. and The Bank of Venice announce execution of agreement to merge

NAPLES, Florida, (11/13/06) -- TIB Financial Corp. (Nasdaq: TIBB - News), parent of TIB Bank, today announced it has executed a definitive agreement to acquire privately held The Bank of Venice, a $68 million-asset commercial bank. The Bank of Venice currently operates two banking offices in the city of Venice with a third planned to open in the 4th quarter of 2007.

The transaction, which is subject to regulatory approvals and approval by shareholders of The Bank of Venice, is valued at approximately $16 million. Under the terms of the agreement, shareholders of The Bank of Venice will receive $18.00 per share in TIB Financial common stock, and may elect to receive 10% of the consideration in cash. The consideration represents approximately 190% of book value. The exchange ratio for TIB Financial common stock will be determined just prior to closing based upon its then trading range and as more fully described in the agreement.

TIB said it expects the transaction to be slightly dilutive to earnings in 2007, approximately 3%, and accretive to earnings in 2008. The transaction is expected to close in the first quarter of 2007.

“Bank of Venice has developed an excellent customer base of commercial banking relationships in a vibrant market which is a natural extension of TIB’s footprint and growth strategy for southwest Florida,” said Edward V. Lett, Chief Executive Officer and President of TIB. “The senior management team of Bank of Venice brings over 35 years of local community banking experience in the Sarasota County market into this new partnership with the TIB organization. The bank’s reputation in the community and its asset quality are exceptional. We look forward to continuing to operate Bank of Venice under its existing name as a full service state-chartered bank with its independent Board.”

David F. Voigt will continue as Chairman and CEO, Mack R. Wilcox, Jr. will continue as President of Bank of Venice. Mr. Lett will join the Bank of Venice Board and Mr. Voigt will become a director of TIB Financial Corp. upon conclusion of the transaction.

“Partnering with TIB will create significant new advantages for our customers and employees,” said Mr. Voigt, “TIB has leading-edge corporate cash management and commercial banking services, and a credit culture that is very similar and complementary with our own. Like our bank, the TIB organization is very community and service oriented, and an excellent partner for our customers and market. Both banking companies have solid track records of growing southwest Florida franchises focused mainly on the middle-market small business customer segments as well as full service retail banking.”

As of September 30, 2006 The Bank of Venice reported total assets of $67.9 million, total loans and leases of $57.2 million, total deposits of $54.2 million and total equity of $8.5 million. For the nine-month period, the bank earned $344 thousand, and is currently taxed as an ″S″ Corporation for income tax purposes. The company has 18 employees.

The proposed transaction will be submitted to shareholders of The Bank of Venice for their consideration. This press release may be deemed to be offering materials of TIB Financial Corp. in connection with its proposed acquisition of The Bank of Venice, on the terms and subject to the conditions in the Plan of Merger and Merger Agreement dated November 13, 2006, among TIB Financial Corp., The Bank of Venice, and The Bank of Venice Interim Bank.

Shareholders of The Bank of Venice and other investors are encouraged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which TIB Financial Corp. will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain important information about TIB Financial Corp., The Bank of Venice, the merger, the solicitation of proxies in the merger and related matters.

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements include the parties’ expected closing date of this transaction, which is subject to certain conditions, including regulatory approvals, which may take longer than expected. The statements regarding the parties’ expectations for the proposed transaction’s impact on TIB Financial Corp.’s future earnings and earnings per share are also forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of The Bank of Venice’s shareholders to approve the merger; revenues following the proposed transaction are lower than expected; competitive pressure among depository institutions increases significantly; changes in the interest rate environment reduce interest margins; general economic conditions are less favorable than expected; expected cost savings from the proposed transaction cannot be fully realized or realized within the expected time frame; costs or difficulties related to the integration of The Bank of Venice are greater than expected; or legislation or regulatory changes adversely affect the business in which the combined company would be engaged. TIB Financial Corp. and The Bank of Venice undertake no obligation to update these statements following the date of this press release. In addition, TIB Financial Corp. and The Bank of Venice, through their senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of such senior management based upon current information and involve a number of risks and uncertainties. Additional factors which could affect the accuracy of such forward-looking statements are identified in the 2005 Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q of TIB Financial Corp. filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site www.sec.gov. The forward-looking statements contained in this press release or in other public statements of TIB Financial Corp. and The Bank of Venice or their senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.3 billion in total assets and 16 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers.

TIB Financial Corp., through its wholly-owned subsidiary, TIB Bank, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank's experienced bankers are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, visit www.tibbank.com.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

To learn more about The Bank of Venice, visit www.bankofvenice.com.